UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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THE JOINT CORP.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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DEAR FELLOW STOCKHOLDERS:

Our purpose at The Joint Corp. is to improve the quality of life for the patients we serve. We deliver that through our network of 370+ retail outlets utilizing more than 800 fully licensed chiropractic doctors, who performed more than 4 million chiropractic adjustments last year alone. Our doctors provide patient care focused on pain relief and ongoing wellness to promote healthy, active lifestyles.

Our Strong Momentum

2016 was a year of considerable progress in The Joint Corp.’s transformative journey – one denoted by the refinement of our strategic objectives, significant improvement in the financial profile of our business, and the addition of a net 58 new clinics. We made steady progress on key franchise and operational initiatives to position the business for future growth. Our continued strong revenue growth in 2016, as well as the robust same-store sales growth, reflects the increased consumer demand for our chiropractic services delivered in a professional retail environment, outside the insurance model.

This past year we implemented a structured process that helped reaffirm our mission, establish our vision and define our organizational values and goals. This three-day session included active participation from our Board of Directors, the entire corporate team and selected leaders in our franchise community. The results culminated in the establishment of our core values and three-year vision, which you will find below.

Core Values:

  Trust: We believe in the reliability, truth and ability of others
  Integrity: We adhere to moral and ethical principles
  Excellence: We drive a continuous pursuit of optimal levels of performance
  Respect: We appreciate the intrinsic value of each individual
  Accountability: We hold ourselves and others responsible

3 Year Vision:

  We will be the premier provider of chiropractic care for patients seeking health and wellness
  We will accelerate the growth of our clinics through a franchise and corporate strategy
  We will become the career path of choice for chiropractors
  We will create a world class organizational culture

This foundation helped deliver strong financial results in 2016, including:

  Revenue increased 48% to $20.5 million, up from $13.8 million in 2015
  Full-year system wide Comp Sales1 were 28% for 2016, compared to 34% for 2015
  370 clinics in operation as of December 31, 2016, a net increase of 58 clinics from December 31, 2015
Peter D. Holt President and Chief Executive Officer

____________________________

 1 Comp Sales refers to the amount of sales a clinic generates in the most recent accounting period, compared to sales in the comparable period of the prior year, and (i) includes sales only from clinics that have been open at least 13 full months and (ii) excludes any clinics that have closed.

Looking Forward

The Company’s momentum continues to build entering 2017. Our trailing 12-months system-wide sales crossed $100 million for the first time in January 2017, with January reaching our second highest system-wide sales month.  November 2016, stands as our highest system-wide sale month to date as a result of our successful Black Friday promotion.

To further position the Company for a strong 2017, in January of this year we obtained a non-dilutive $5 million line of credit and converted six underperforming Chicago area clinics from a corporate expense to a revenue generator by transferring them to the management of franchisees.

For the remainder of 2017, we will focus on achieving profitability in our company-owned or managed clinic portfolio, opening 50 to 60 new franchise clinics, and working towards achieving company-wide Adjusted EBITDA breakeven in 2017. We define Adjusted EBITDA as net income (loss) before net interest, taxes, depreciation and amortization expenses, acquisition-related expenses, bargain purchase gain, loss on disposition or impairment, and stock-based compensation expenses. These combined efforts set the stage for the accelerated expansion of our network in 2018 and beyond, both through strategically placed company-owned or managed clinics and through our franchising efforts.

Our Commitment to Sound Corporate Governance

Speaking for management and for our Board of Directors I wish to reiterate that we are committed to expert, objective, proactive oversight on behalf of our stockholders to drive long term value. We are confident that our board has the needed skill sets and expertise to provide the strategic direction for our organization. Additionally, the board is committed to ensuring that as strategic needs of our organization change, so will our board composition.

Following our core value of excellence, we strive for a continuous pursuit of optimal levels of performance in all we do. We are committed to advancing our governance structure as our Company, our industry and our stockholder base grows. You can rely on our commitment to accountability and clear communication with stockholders as a pledge of our governance processes.

Our Exciting Future and Your Support

Considering our future, I am confident in the Joint Corp. team and the outlook for our Company. I greatly value your ongoing interest and investment in our organization. Your confidence in us has enabled our achievements so far, and your continued support is instrumental to our future success.

I am pleased to invite you to attend The Joint Corp.’s Annual Meeting of Stockholders on Friday, June 2, 2017, at 10:00 am MST at our corporate offices in Scottsdale, Arizona (16767 N. Perimeter Dr., Suite 240, Scottsdale, AZ 85260). You will also have the opportunity to meet with several members of our Board of Directors and it will be my pleasure to welcome you and discuss our 2016 performance and efforts to drive new and meaningful stockholder value.

I hope to see you at our 2017 Annual Meeting of Stockholders. Whether or not you are able to attend, your voice is essential, and I ask you to vote at your earliest convenience. Thank you.

          Best regards,

Peter D. Holt

President and Chief Executive Officer

16767 N. Perimeter Drive, Suite 240
Scottsdale, AZ 85260

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2017

Dear Stockholder:

You are cordially invited to attend our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 2, 2017 at 10:00 a.m. Mountain Standard Time at 16767 N. Perimeter Drive, Suite 240, Scottsdale, Arizona 85260.

At the Annual Meeting, you will be asked to consider and vote on the following items:

•	the election to the Board of the 7 nominees for director named in this proxy statement,
•	ratification of the appointment of EKS&H LLLP as our independent registered public accounting firm for the year ending December 31, 2017,
•	approve an amendment to the Company’s Amended and Restated 2014 Incentive Stock Plan to increase the number of shares reserved for issuance under the Plan by 1,087,000 shares, and
•	any other matter that properly comes before the meeting.

Only stockholders of record at the close of business on the record date of April 17, 2017 are entitled to vote at the Annual Meeting.

If you need directions to the meeting, please call Investor Relations at (480) 245-5960.

For the convenience of our stockholders of record who do not plan to attend the Annual Meeting in person but who want their shares voted, we have enclosed a proxy card. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided or go to www.cstproxy.com/thejoint/2017 and follow the instructions. If you return your proxy card and later decide to attend the Annual Meeting in person, or if for any other reason you want to revoke your proxy, you may do so at any time before your proxy is voted.

By Order of the Board of Directors,

Craig Colmar
Secretary
Scottsdale, Arizona
April 28, 2017

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders
• Time and Date:	Friday, June 2, 2017 at 10:00 a.m. Mountain Standard Time
• Place:	16767 N. Perimeter Drive, Suite 240, Scottsdale, Arizona 85260
• Record Date:	April 17, 2017
• Voting:	Stockholders as of the record date are entitled to vote.

Items of Business and Voting Recommendations
Agenda Item		Board Recommendation	Page
1.	Election of 7 directors	FOR EACH NOMINEE	5
2.	Ratification of the appointment of EKS&H LLLP as our independent registered public accounting firm for 2017	FOR	23
3.	Approval of an amendment to the Company’s Amended and Restated 2014 Incentive Stock Plan to increase the number of shares reserved for issuance under the Plan by 1,087,000 shares	FOR	24

Board Nominees

The following table provides summary information about the nominees for director. Each director is elected by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees
Peter D. Holt	58	2017	President and Chief Executive Officer, The Joint Corp.
Ronald V. DaVella	59	2014	Lead Director, former audit partner with Deloitte	• Audit (Chair)
			& Touche LLP	• Compensation
				• Nominating and Governance
James H. Amos, Jr.	70	2015

Former chairman and chief executive officer of Mail Boxes, Etc.; former chairman of the International Franchise Association; currently chairman of the board of APFI, Procter and Gamble’s franchising initiatives

				• Compensation
				• Nominating and Governance (Chair)
Suzanne M. Decker	55	̶	Chief Human Resources Officer for Aspen Dental Management, Inc.	̶
Richard A. Kerley	67	2016	Former chief financial officer of Peter Piper, Inc. and of Fender Musical Instruments Corporation	• Audit
				• Compensation
Matthew E. Rubel	59	̶	Former President and CEO of Varsity Brands, Inc. former Chairman and CEO of Collective Brands, Inc. and Cole Haan, Inc. former Senior Advisor with Roark Capital Group and TPG Capital, L.P.	̶
Bret Sanders	50	2015	Director of Equity Trading, Sanders Morris Harris Inc.	• Audit

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16767 N. Perimeter Drive, Suite 240
Scottsdale, AZ 85260

PROXY STATEMENT

2017 Annual Meeting of Stockholders
To Be Held on June 2, 2017

EXPLANATORY NOTE

We are a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934 and have elected to comply with certain of the requirements applicable to smaller reporting companies in connection with this proxy statement.

We are also an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, or (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these reduced disclosure requirements.

In this proxy statement, “we,” “us,” “our” and the “Company” all refer to The Joint Corp.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock outstanding as of April 17, 2017 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

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The percentage ownership information shown in the table is based upon 13,080,019 shares of common stock outstanding as of April 17, 2017.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o The Joint Corp., 16767 N. Perimeter Drive, Suite 240, Scottsdale, AZ, 85260.

	Number of Shares Beneficially Owned	Percentage of Shares
Named Executive Officers. Other Executive Officers, Directors and Director Nominees
Peter D. Holt(1)	63,750	*
John P. Meloun(2)	6,746	*
Ronald V. DaVella(3)	50,345	*
James H. Amos, Jr. (4)	47,345	*
Suzanne M. Decker	-	*
Richard A. Kerley(5)	47,630	*
Matthew E. Rubel	-	*
Bret Sanders(6)	45,345	*
Craig P. Colmar(7)	541,446	4.1%
William R. Fields(8)	47,345	*
Named executive officers and directors as a group (10 persons)	849,952	6.1%
5% Stockholders
Glenn J. Krevlin(9)	2,251,774	17.2%
Sanders Morris Harris LLC(10)	2,077,540	15.9%
John Leonesio(11)	755,485	5.8%

                 *             Less than 1% of our shares

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(1)	The shares shown as beneficially owned by Mr. Holt include shares of stock issuable under stock options that are exercisable or will become exercisable within 60 days after April 17, 2017.
(2)	The shares shown as beneficially owned by Mr. Meloun include shares of restricted stock that have vested or will vest within 60 days after April 17, 2017.
(3)

The shares shown as beneficially owned by Mr. DaVella include shares of restricted stock that have vested or will vest within 60 days after April 17, 2017 and shares of stock issuable under stock options that are exercisable or will become exercisable within 60 days after April 17, 2017.

(4)

The shares shown as beneficially owned by Mr. Amos include shares of restricted stock that have vested or will vest within 60 days after April 17, 2017 and shares of stock issuable under stock options that are exercisable or will become exercisable within 60 days after April 17, 2017.

(5)

The shares shown as beneficially owned by Mr. Kerley include shares of restricted stock that have vested or will vest within 60 days after April 17, 2017 and shares of stock issuable under stock options that are exercisable or will become exercisable within 60 days after April 17, 2017.

(6)

The shares shown as beneficially owned by Mr. Sanders include shares of restricted stock that have vested or will vest within 60 days after April 17, 2017 and shares of stock issuable under stock options that are exercisable or will become exercisable within 60 days after April 17, 2017.

(7)

The shares shown as beneficially owned by Mr. Colmar include shares of restricted stock that have vested or will vest within 60 days after April 17, 2017 and shares of stock issuable under stock options that are exercisable or will become exercisable within 60 days after April 17, 2017.

(8)

The shares shown as beneficially owned by Mr. Fields include shares of restricted stock that have vested or will vest within 60 days after April 17, 2017 and shares of stock issuable under stock options that are exercisable or will become exercisable within 60 days after April 17, 2017.

(9)

The shares shown as beneficially owned by Mr. Krevlin include: (i) 1,332,716 shares owned by Glenhill Capital Overseas Master Fund, LP, (ii) 233,016 shares owned by Glenhill Concentrated Long Master Fund, LLC, (iii) 354,474 shares owned by Glenhill Long Fund, LP. Glenn J. Krevlin, is the managing member and control person of Glenhill Advisors, LLC, and is the sole shareholder of Krevlin Management, Inc., which is the managing member of Glenhill Capital Advisors, LLC, which is the investment manager of Glenhill Capital Overseas Master Fund, LP, Glenhill Concentrated Long Master Fund, LLC, and Glenhill Long Fund, LP, each a security holder of the Company. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC. Glenhill Capital Management, LLC is the managing member of Glenhill Concentrated Long Master Fund, LLC, and Glenhill Long GP, LLC, and is sole shareholder of Glenhill Capital Overseas GP, Ltd. Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund, LP. Glenhill Long GP, LLC is the general partner of Glenhill Long Fund, LP. Glenhill Capital Advisors, LLC is also the investment manager for certain third party managed accounts for which 331,568 shares of the Company are held and managed by one or more of the reporting entities listed above for the benefit of such third parties. Mr. Krevlin’s address is 600 Fifth Avenue, 11th Floor, New York, NY 10020.

(10)	The shares shown as beneficially owned by Sanders Morris Harris LLC. were formerly reported under Pinnacle Summer Investments, Inc.
(11)

The shares shown as beneficially owned by Mr. Leonesio are held by LTLx2, LLC, a limited liability company of which Mr. Leonesio is the sole member and shares of stock issuable to Mr. Leonesio under stock options that are exercisable or will become exercisable within 60 days after April 17, 2017.

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Item 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of 7 directors. With the exception of Peter D. Holt, our President and Chief Executive Officer, all of our directors are outside directors (i.e., directors who are neither officers nor employees of ours).

Our common stock is listed on The NASDAQ Capital Market, and accordingly, we have used the definition of “independence” of the NASDAQ Stock Market to determine whether our directors are deemed to be independent. Based on that definition, we have determined that, with the exception of Peter D. Holt, our President and Chief Executive Officer, and Craig P. Colmar, all of our directors are independent. Steven P. Colmar, a former director who resigned effective March 17, 2017, was also not independent.

Each director elected at the Annual Meeting will hold office until our annual meeting of stockholders in 2017 or until his successor is elected and qualified.

The election of directors is uncontested.

Voting in Uncontested Director Election

Under our bylaws, each director shall be elected by the vote of a majority of the votes cast in an uncontested election (an election in which the number of nominees for election is the same as the number of directors to be elected). In other words, the nominee must receive more “for” votes than “against” votes, with abstentions and broker non-votes not having any effect on the voting.

If a nominee for election as a director is an incumbent director and the nominee is not re-elected, Delaware law provides that the director continues to serve as a “holdover” director until his successor is elected and qualified or until he resigns. Under our bylaws, if an incumbent director is not re-elected, the director shall tender his resignation to the board of directors. The Nominating and Governance Committee shall make a recommendation to the Board whether to accept or reject the director’s resignation or whether other action should be taken. The Board shall act on the Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results. The director who tendered his resignation shall not participate in Committee’s deliberations (if he is a member of the Committee) or in the Board’s decision.

Nominees for Director

The following table provides information about the nominees for election as directors.

Nominee	Position with the Company	Age
Peter D. Holt	President, Chief Executive Officer and Director	58
Ronald V. DaVella	Lead Director	59
James H. Amos, Jr.	Director	70
Richard A. Kerley	Director	67
Bret Sanders	Director	50
Suzanne M. Decker	Director Nominee	55
Matthew E. Rubel	Director Nominee	59

5

6

7

8

 There are no family relationships among any of our nominees for director or executive officers.

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Outgoing Directors

Craig P. Colmar is one of our founders and has served as a director and as our Secretary since March 2010. Mr. Colmar has been a partner at Johnson and Colmar, a law firm focusing on business, corporate finance and mergers and acquisitions for over 30 years. At Johnson and Colmar, he has represented clients in mergers and acquisitions and private and public debt and equity financings. In 1998, Mr. Colmar served as a member of the group responsible for the creation and public financing of Quanta Services, Inc., which is listed on the New York Stock Exchange; in 2006 Mr. Colmar was a co-founder and member of the group responsible for the creation and public offering of Digital Music Group, Inc., which, before its merger with Orchard Enterprises, was listed on NASDAQ; in 2007, Mr. Colmar was a co-founder and member of the group responsible for the creation and public offering of Trans-India Acquisition Corporation, a special purpose acquisition company which was listed on the American Stock Exchange and of which he served as an officer and director. Mr. Colmar was a director of Electronic Cigarettes International Group, Ltd from 2014-2017. Mr. Colmar received a B.A. degree in economics from Northwestern University and a J.D. degree from Northwestern University School of Law.

William R. Fields has served as a director since our initial public offering in 2014. He is currently Chairman of Fields Texas Limited LLC and Four Corners Sourcing International and is a managing partner of Strategic Brands LLC. Mr. Fields has held a variety of leadership positions in the retail industry, including serving as Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2002 to 2003, President and Chief Executive Officer of Hudson’s Bay Company from 1997 to 1999, and Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division and executive vice president of Wal-Mart Stores, Inc. During the past five years, Mr. Fields has served as a director of Lexmark International, Graphic Packaging Corporation (from 2005 to 2008), Sharper Image Corporation (from 2006 to 2008) and Electronic Cigarettes International Group, Ltd. (from 2012 to 2015).

Director Qualifications

We believe that our 7 director nominees possess the experience, qualifications and skills that warrant their election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment and an insistence on looking beyond the next quarter or the next year in directing and supporting our management. From their service in management, on the boards of other public and private companies, and in counseling other companies and their directors, our directors also bring to us the insights that they gain from the operating policies, governance structures and growth dynamics of these other companies.

The Board regularly reviews the skills, experience, and background that it believes are desirable to be represented on the Board. The following is a description of some of these skills, experience, and background:

Franchise & Industry Expertise Franchising expertise or experience in health or retail related industries	Financial Acumen and Expertise Experience or expertise in financial accounting and reporting or the financial management of a major organization
Senior Management Leadership Experience serving in a senior leadership role of a major organization (e.g. CFO, General Counsel, President, or Division Head)	CEO Leadership Experience serving as the Chief Executive Officer of a major organization
Operations Management Expertise Experience or expertise in managing the operations of a business or major organization	Public Company Board Service Experience as a board member of another publically-traded company
Corporate Finance and M&A Expertise Experience in corporate lending or borrowing, capital markets transactions, significant mergers or acquisitions, private equity, or investment banking	Marketing or Branding Expertise Experience in or knowledge of brand development, consumer insight, or market research
Real Estate Expertise Experience in or knowledge of retail or commercial real estate	Risk Management Expertise Experience in or knowledge of risk oversight, or the development of risk management policy and procedures

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The Board of Directors recommends that stockholders vote “FOR” each of the 7 nominees to the Board.

Committees of the Board

Our Board of Directors has standing Compensation, Audit, and Nominating and Governance Committees. All of the members of each committee are outside directors who are independent under the applicable listing standards of the NASDAQ Capital Market.

Compensation Committee

The Compensation Committee is responsible for determining the cash compensation and equity compensation of our executive officers. The Compensation Committee is responsible for, among other things: reviewing the respective salaries of our executive officers in light of our goals and objectives relevant to each officer; determining appropriate cash bonuses, if any, for our executive officers; and granting stock options and other awards under our stock option plan to our executive officers and determining the terms, conditions, restrictions and limitations of the options and awards granted.

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Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the integrity of our financial statements. The Audit Committee’s responsibilities also include oversight of our internal accounting and financial controls, the qualifications and independence of our independent accountants, and our compliance with legal and regulatory requirements. In addition, the Audit Committee is responsible for reviewing, setting policy regarding and evaluating the effectiveness of our processes for assessing significant risk exposures and the measures that management has taken to minimize such risks. In carrying out these responsibilities, the Audit Committee is charged with, among other things: appointing, replacing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; discussing with our independent registered public accounting firm their independence from management; reviewing with our independent registered public accounting firm the scope and results of their audit; approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; reviewing periodically with our counsel and/or principal regulatory compliance officer any legal and regulatory matters that may have a material adverse effect on our financial statements, operations, compliance policies and programs; reviewing and approving procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; reviewing and approving related person transactions; annually reviewing the Audit Committee charter and the Audit Committee’s performance; and handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for developing and recommending to the Board of Directors criteria for identifying and evaluating candidates for directorships and making recommendations to the full Board regarding candidates for election or reelection to the Board of Directors at each annual stockholders’ meeting. In addition, the Nominating and Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The Nominating and Governance Committee is also responsible for making recommendations to the full Board concerning the structure, composition and function of the Board of Directors and its committees.

Committee Charters

The charters of the Audit, Compensation, and Nominating and Governance Committees are available on our website www.thejoint.com.

Committee Members and Meetings

The following table provides information about the membership of the committees of the Board of Directors during 2016:

Director	Audit Committee		Compensation Committee		Nominating and Governance Committee
Ronald V. DaVella(1)	x	*	x		x
James H. Amos, Jr.			x		x	*
Richard A. Kerley(1)	x		x	*
Bret Sanders	x				x

*	Chairman of committee

(1)

The Board of Directors has determined that both Mr. DaVella, the Chairman of the Audit Committee, and Mr. Kerley, a member of the Audit Committee, are audit committee financial experts as described in the applicable rules of the U.S. Securities and Exchange Commission.

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Our Board of Directors held seven meetings in person or by teleconference during 2016 and acted without a formal meeting on a number of occasions by the unanimous written consent of the directors. The Audit Committee held six meetings during the year, the Compensation Committee and the Nominating and Governance Committee each held four meetings during the year, and the Finance Committee held one meeting during the year.

All of our directors attended in person or participated by teleconference in all of the meetings of the Board of Directors during 2016. All of the members of the Audit, Compensation, Nominating and Governance and Finance Committees attended in person or participated by teleconference in all of the meetings of those committees during the year, with the exception of one director missing one meeting, another director missing two meetings and one member of the Audit Committee missing one meeting.

We encourage our directors to attend the Annual Meeting of stockholders.

Director Compensation

The following table sets forth compensation paid to our non-employee directors for the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Ronald V. DaVella	57,500	38,270	—	—	—	—	95,770
James H. Amos, Jr.	48,000	38,270	—	—	—	—	86,270
Craig P. Colmar	37,000	38,270	—	—	—	—	75,270
Steven P. Colmar	37,000	38,270	—	—	—	—	75,270
William R. Fields	50,000	38,270	—	—	—	—	88,270
Richard A. Kerley	57,000	38,270	—	—	—	—	95,270
Bret Sanders	45,000	38,270	—	—	—	—	83,270

Each director who is not also one of our employees, upon election or re-election to the Board of Directors, will receive (i) a fee of $36,000 per year, payable quarterly, plus (ii) $1,000 per committee meeting attended up to a maximum of six meetings for the Audit Committee, four meetings for the Compensation Committee, three meetings for the Nomination and Governance Committee, and three meetings for the Finance Committee (a special committee of the Board that reviews proposed acquisitions of franchisees and other matters as time to time referred to it by management or the Board). Each non-employee director, upon his or her election or re-election as a director, will also receive that number of shares equal to $40,000, divided by the closing price of our stock on his or her election or re-election date. This restricted stock will be granted under The Joint Corp. 2014 Stock Plan and will vest on the first anniversary of the grant.

In addition to the compensation described above, our lead director receives an annual stipend of $10,000, and each committee chair receives an annual committee chair stipend in the amount $7,500 for the Audit Committee chair, and $5,000 for the chairs of the Compensation Committee and the Nomination and Governance Committee.

All of our non-employee directors will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors.

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CORPORATE GOVERNANCE

Executive Sessions of the Board

Our Board of Directors excuses Mr. Holt, our President and Chief Executive Officer, as well as any of our other executive officers who may be present by invitation, from a portion of each meeting of the Board in order to allow the Board to review Mr. Holt’s performance as President and Chief Executive Officer and to enable each director to raise any matter of interest or concern without the presence of management.

Board Evaluation

Our directors annually review the performance of the Board of Directors and its committees and the performance of their fellow directors. Typically, this is done through the completion by the directors of confidential evaluation forms that are returned to Mr. Amos as the Chairman of the Nominating and Governance Committee. At a subsequent meeting of the Board, Mr. Amos leads a discussion with the full Board of any issues and suggestions for improvement identified in his review of these evaluation forms. This year, the review process was conducted without the completion of formal evaluations.

Related Party Transactions

The Board of Directors has adopted a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. A related party includes any director or executive officer, or an immediate family member of any director or executive officer, for purposes of this policy. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $100,000 and (iii) a related party will have a direct or indirect interest. The Audit Committee will consider the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director), and the terms of the proposed transaction and whether those terms are comparable to the terms available to an unrelated third party or to employees generally in reviewing the proposed transaction with related parties.

Johnson and Colmar, a law firm, provided general legal representation and legal representation in connection with our follow-on public offering in 2015. For these legal services, we were billed $313,338 in 2016 and $572,665 in 2015. Craig Colmar, an outgoing director, is a partner in Johnson and Colmar and shared in the profits of Johnson and Colmar generated by these legal fees to the extent of his interest in Johnson and Colmar. Johnson and Colmar continues to provide legal services to us, and we anticipate that legal fees will exceed $200,000 in 2017.

Communications with the Board

Stockholders who would like to communicate with the Board may do so by writing to the Board of Directors, The Joint Corp. 16767 N. Perimeter Drive, Suite 240, Scottsdale, Arizona 85260. Our Investor Relations department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Lead Director and at his direction to the other directors, and communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the chair of that committee and at his direction to the other members of the committee.

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Risk Oversight

Our Audit Committee is responsible for overseeing our risk management process. The Audit Committee focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The Audit Committee reports any significant issues to the Board of Directors as part of the Board’s general oversight responsibility.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Leadership Structure of the Board of Directors

Chairman of the Board

We presently do not have a director serving in the office of Chairman of the Board. While our bylaws and corporate governance guidelines do not require the positions of Chairman and Chief Executive Officer to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us and demonstrates our commitment to good corporate governance. In the event we do elect a Chairman, we intend to adhere to the principle that the position of Chairman of the Board should be separate from the position of Chief Executive Officer.

Lead Director

During 2016, and until March 2017, Richard A. Kerley served as our Lead Director.  Following Mr. Kerley’s resignation from that role for personal reasons, in March 2017 our Board appointed Ronald V. DaVella as our Lead Director. The Lead Director is responsible for coordinating the scheduling and agenda of Board meetings and the preparation and distribution of agenda materials. The Lead Director presides at Board meetings and oversees the scope, quality and timeliness of the flow of information from our management to the Board and serves as an independent point of contact for stockholders wishing to communicate with the Board.

Stock Ownership Guidelines

We have established stock ownership guidelines for certain of our senior officers (currently, our President and Chief Executive Officer and Chief Financial Officer) and our directors to more closely align their interests with those of our stockholders. Under these guidelines, they are required to own shares of Company stock having a value equal to or greater than the following targets within 5 years of becoming subject to the targets:

Category	Stock Ownership Target
CEO	3 times annual total cash compensation
Other §16 Officers	2 times annual total cash compensation
Board of Directors	2 times annual cash retainer

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AUDIT COMMITTEE REPORT

Under the Audit Committee’s charter, the Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s compliance with applicable legal and regulatory requirements. The Committee’s charter is available on the Company’s website, www.the joint.com. The members of the Committee who served during 2016 were Ronald V. DaVella (Chairman), William R. Fields, Richard A. Kerley and Bret Sanders, all of whom are independent under the applicable listing standards of the NASDAQ Capital Market.

In regard to our role, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States, and that it is the responsibility of the Company’s independent registered public accounting firm to audit those financial statements. The Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent public accountants.

In carrying out our oversight responsibility, we review and discuss with both management and EKS&H LLLP, the Company’s independent registered public accounting firm, all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and EKS&H LLLP the quarterly and annual financial statements for the fiscal year ended December 31, 2016. Our reviews and discussions with EKS&H LLLP included executive sessions without the presence of the Company’s management. They also included discussions of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. We also discussed with EKS&H LLLP matters relating to their independence, including a review of their audit and non-audit fees and the letter and written disclosures that the Committee received from EKS&H LLLP pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence.

In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including the review of programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.

On the basis of these reviews and discussions, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2016 for filing with the U.S. Securities and Exchange Commission.

Audit Committee

Ronald V. DaVella, Chairman
William R. Fields
Richard A. Kerley
Bret Sanders

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Executive Officers

The following table provides information about our executive officers.

Executive Officer	Position with the Company	Age
Peter D. Holt	President and Chief Executive Officer	58
John P. Meloun	Chief Financial Officer	40

Peter D. Holt, our President and Chief Executive Officer, is listed as a nominee for director. Please see “Nominees for Director” on page 6.

Our executive officers are appointed by our Board of Directors.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during our fiscal years ended December 31, 2016 and 2015 to our President and Chief Executive Officer, our Chief Financial Officer, our former Chief Executive Officer, and our former Chief Development & Strategy Officer:

Name	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Peter D. Holt(1) President and Chief Executive Officer	2016	231,308	46,875	—	187,500	—	—	43,536	509,219
	2015	—	—	—	—	—	—	—	—
John P. Meloun(2) Chief Financial Officer	2016	163,847	—	—	79,764	—	—	—	243,611
	2015	—	—	—	—	—	—	—	—
John B. Richards(3) Former Chief Executive Officer	2016	233,836	—	—	156,389	—	—	—	390,225
	2015	400,002	212,550	—	—	—	—	—	612,552
David Orwasher(4) Former Chief Development & Strategy Officer	2016	138,321	—	—	78,194	—	—	257,362	473,877
	2015	325,500	175,434	—	—	—	—	18,492	519,426

(1)

Mr. Holt has served as our President and Chief Executive Officer since January 2017. Prior to January 2017, Mr. Holt served as Chief Executive Officer from August 2016, acting Chief Executive Officer from June 2016, and Chief Operating Officer from April 2016.

(2)	Mr. Meloun has served as our Chief Financial Officer since September 2016. Prior to September 2016 Mr. Meloun served as the Company’s Director of Financial Planning and Reporting.
(3)	Mr. Richards served as our Chief Executive Officer from July 2014 until his separation from the Company in June 2016.
(4)

Mr. Orwasher served as our Chief Development and Strategy Officer from September 2015 until his termination in April 2016. Prior to September 2015, Mr. Orwasher served as President and Chief Operating Officer.

Employment Agreements and Change in Control Arrangements

Mr. Holt’s amended and restated employment agreement was effective as of January 1, 2017 and will end on December 31, 2018. The agreement may be terminated at any time. Not less than 60 days before the expiration of the agreement, the Company and Mr. Holt will enter into good faith negotiations regarding the extension or renewal of the term.

Mr. Holt’s employment agreement provides that, in addition to his base salary, he may earn incentive compensation of up to 50% of his then-current base salary depending on the Company’s attainment of certain corporate performance goals as established by the Board of Directors and the achievement of mutually agreed-on individual performance goals. In connection with his employment, Mr. Holt received incentive stock options for 95,000 shares at an exercise price of $3.14 per share, and non-qualified stock options for 50,000 shares at an exercise price of $2.23 per share. For each grant, one-quarter (25%) of the option shares will vest on each of the first four anniversaries of the grant date.

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Mr. Holt’s employment agreement shall terminate at any time prior to its expiration upon the occurrence of any one of the following events:

i.	upon resignation as an employee, by notice to the Company effective as of the date of Mr. Holt’s notice or any later date that the notice may specify (which notice may be waived in whole or in part in the Company’s sole discretion); or

ii.	upon the Company’s termination of employment for “cause” (as defined in the employment agreement), by notice to Mr. Holt effective as of the date of the Company’s notice;
iii.	upon death; or
iv.	upon “permanent disability” (as defined in the employment agreement). The failure of Mr. Holt to submit to a reasonable examination by such physician or physicians shall act as an estoppel to any objection to the determination of disability by the Company.

Upon the cessation of Mr. Holt’s employment for any reason in paragraphs (i.) – (iv.) above, the Company shall pay Mr. Holt (or his estate) his accrued salary through his last day of active employment.

Upon the Company’s termination of Mr. Holt’s employment for “cause” (as defined in the employment agreement), the Company shall have no obligation to continue to pay any base salary payments (other than as accrued through his last day of active employment) or bonus payments.

Upon the Company’s termination of Mr. Holt’s employment without “cause” (as defined in the employment agreement), subject to the Company and Mr. Holt entering into a separation agreement containing customary provisions, the Company shall continue to pay Mr. Holt his then current base salary and earned bonus payments for a period of twelve months after the date of termination and shall pay Mr. Holt any bonus payments he shall have earned prior to the date of termination, and the Company shall have no obligation to pay Mr. Holt any salary amounts accruing in periods following the date of his termination. In addition, the Company shall provide Mr. Holt with the right to continue to participate in the Company’s group health insurance program under COBRA continuation coverage during the statutory continuation period following the termination date, the first six months of which shall be paid by the Company, and the balance by Mr. Holt.

In the event of a pending “change of control” (as defined in the employment agreement) wherein the Company and Mr. Holt have not received written notice at least five (5) business days prior to the anticipated closing of the transaction giving rise to the “change of control” from the successor to all or a substantial portion of the Company’s business and/or assets that such successor is willing as of the “change of control” date to assume and agree to perform all of the Company’s obligations under Mr. Holt’s employment agreement in the same manner and to the same extent that the Company is required to perform, the Company shall continue to pay his then current base salary payments for a period of twelve months after the date of the “change of control” and shall pay Mr. Holt any bonus payments he shall have earned prior to the date of “change of control”. In addition, the Company shall provide Mr. Holt with the right to continue to participate in the Company’s group health insurance program under COBRA continuation coverage during the statutory continuation period following the termination date, the first three months of which shall be paid by the Company, and the balance by Mr. Holt.

Mr. Meloun’s employment agreement employment agreement was effective as of November 8, 2016 and will end on December 31, 2017. The agreement may be terminated at any time. Not less than 60 days before the expiration of the agreement, the Company and Mr. Meloun will enter into good faith negotiations regarding the extension or renewal of the term.

Mr. Meloun’s employment agreement provides that, in addition to his base salary, he may earn incentive compensation of up to 40% of his then-current base salary depending upon discretionary criteria established by the Company’s board of directors. In connection with his employment, Mr. Meloun received incentive stock options for 35,000 shares at an exercise price of $2.51 per share, incentive stock options for 20,000 shares at an exercise price of $2.24 per share, non-qualified stock options for 10,000 shares at an exercise price of $4.10 per share, and a restricted stock award of 4,000 shares of our common stock. For each grant or award, one-quarter (25%) of the option shares or shares will vest on each of the first four anniversaries of the grant date.

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Mr. Meloun’s employment agreement shall terminate at any time prior to its expiration upon the occurrence of any one of the following events:

i.	upon resignation as an employee, by notice to the Company effective as of the date of Mr. Meloun’s notice or any later date that the notice may specify; or
ii.	upon the Company’s termination of employment for “cause” (as defined in the employment agreement), by notice to Mr. Meloun effective as of the date of the Company’s notice;
iii.	upon the Company’s termination of Mr. Meloun’s employment without “cause” (as defined in the employment agreement), by notice to Mr. Meloun effective as of the date of the Company’s notice or any later date that the notice may specify; or

iv.	upon death

Upon the termination of Mr. Meloun’s employment for any reason, the Company shall pay Mr. Meloun (or his estate) his accrued salary through the date of termination.

Upon the Company’s termination of Mr. Meloun’s employment for “cause” (as defined in the employment agreement), or upon his termination of employment the Company shall have no obligation to continue to pay Mr. Meloun any base salary payments (other than as accrued through his last day of active employment) or bonus payments.

Upon the Company’s termination of Mr. Meloun’s employment without “cause” (as defined in the employment agreement), the Company shall continue to pay Mr. Meloun his non-deferred base salary payments through the six-month anniversary of his termination (but the Company shall have no obligation to pay any bonus payments, and the Company shall have no obligation to pay any deferred salary amounts accruing in periods following the date of termination).

Mr. Richards and the Company reached a mutual agreement to end Mr. Richards’ employment relationship with the Company in June 2016.  Under the severance agreement Mr. Richards acknowledged that the Company had paid all salary, wages, commissions, bonuses, vacation, and other compensation due Mr. Richards, as of the date of separation. In addition, the severance agreement provided that one-quarter (25%) of the 80,000 stock option shares granted to Mr. Richards in March 2016 will vest on each of the first four anniversaries of the “grant date” (as defined in the stock option agreement), and will expire on May 13, 2020, and the Company accelerated the vesting of 9,733 restricted shares scheduled to vest during the month of July 2016. Upon his separation, and related acceleration of his restricted shares Mr. Richards had vested restricted shares of 285,064 and 80,000 unvested incentive stock options exercisable at a price per share of $4.10. The options will expire in May 2020 if not exercised.

Under the separation agreement entered into in connection with Mr. Orwasher’s termination in April 2016, the Company paid Mr. Orwasher’s salary for nine months through January 2017.  In addition, Mr. Orwasher’s options to purchase common stock of the Company, whether granted pursuant to his employment agreement or pursuant to any subsequent grant of options, and all restricted shares of the Company’s stock, whether granted pursuant to his employment agreement or pursuant to any subsequent grant of restricted shares, vested as of the effective date of this termination.  The Company extended the period in which any vested option to purchase common stock of the Company held by Mr. Orwasher may be exercised, to expire on December 31, 2017. The Company provided continued participation in the Company’s health and welfare insurance plans for a period of nine months from the effective date of separation to the extent and at the level Mr. Orwasher was participating at the time of his termination of employment. The Company paid Mr. Orwasher all accrued vacation pay and paid time off in a lump sum payment on the next regularly scheduled payroll date following the effective date of separation, and made timely rent payment and any other costs associated with Mr. Orwasher’s obligations under the lease for his then current residence in Scottsdale, Arizona for the remainder of its term, commencing on May 05, 2016. The Company paid all reasonable costs associated with moving Mr. Orwasher’s personal possessions and contents, as well as shipping Mr. Orwasher’s vehicle, from Arizona to Connecticut, and reimbursed Mr. Orwasher for other reasonable incidental expenses associated with Employee’s move from Arizona to Connecticut. Upon his separation, and related acceleration of his options and restricted shares Mr. Orwasher had 166,875 vested incentive stock options exercisable at a price per share of $1.20, which our Board of Directors determined was the fair market value of a share of our common stock on the date of the option grant as the grant was made prior to our initial public offering, 40,000 vested incentive stock options exercisable at a price per share of $4.10, and 166,875 vested restricted shares. The options will expire in December 2017 if not exercised.

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Outstanding Equity Awards at 2016 Year-End

The following table provides a summary of equity awards outstanding at December 31, 2016, for each of our named executive officers.

	Option Awards(1)					Stock Awards(2)
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Option exercise price	Option expiration date	Number of shares of stock that have not vested		Market value of shares that have not vested
Peter D. Holt	—	95,000	(3)	$3.14	5/3/2026	—		—
	—	50,000	(4)	$2.23	7/11/2026	—		—
John P. Meloun	—	—		—	—	3,000	(5)	$7,950
	—	10,000	(6)	$4.10	3/14/2026	—		—
	—	20,000	(7)	$2.24	8/9/2026	—		—
	—	35,000	(8)	$2.51	11/8/2026	—		—

(1)	Outstanding stock options at December 31, 2016 become exercisable in accordance with the vesting schedule below. Each option award expires on the ten year anniversary of the grant date.
(2)	Restricted stock awards at December 31, 2016 become exercisable in accordance with the vesting schedule below.
(3)	Options to acquire 95,000 shares were granted on May 3, 2016 and one-quarter (25%) of the option shares will vest on each of the first four anniversaries of the grant date.
(4)	Options to acquire 50,000 shares were granted on July 11, 2016 and one-quarter (25%) of the option shares will vest on each of the first four anniversaries of the grant date.
(5)	Restricted stock awards were granted on July 15, 2015 and one-quarter (25%) of the restricted shares will vest on each of the first four anniversaries of the grant date.
(6)	Options to acquire 10,000 shares were granted on March 14, 2016 and one-quarter (25%) of the option shares will vest on each of the first four anniversaries of the grant date.
(7)	Options to acquire 20,000 shares were granted on August 9, 2016 and one-quarter (25%) of the option shares will vest on each of the first four anniversaries of the grant date.
(8)	Options to acquire 35,000 shares were granted on November 8, 2016 and one-quarter (25%) of the option shares will vest on each of the first four anniversaries of the grant date.

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Equity Compensation Plan Information

We maintain two equity compensation plans, the 2014 Incentive Stock Plan (the “2014 Plan”) and the 2012 Stock Plan (the “2012 Plan”). The 2014 Plan replaced the 2012 Plan, but the 2012 plan remains in effect for the administration of awards made prior to its replacement by the 2014 Plan. The following table summarizes information about our equity compensation plans as of December 31, 2016. All outstanding awards relate to our common stock.

Plan Category	Number of securities to be issued upon exercise of options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders			436,544
Stock options	953,075	$3.66
Restricted stock	92,415	n/a
Total	1,045,490		436,544

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Item 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTING FIRM

We have appointed EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. EKS&H LLLP has served as our independent registered public accounting firm since January 2014, in preparation for our initial public offering. Representatives of EKS&H LLLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Audit Fees

The aggregate fees billed by EKS&H LLLP for professional services rendered in connection with the audit of our annual financial statements during the fiscal years ended December 31, 2016 and 2015 were $210,723 and $275,393, respectively. Audit fees incurred during 2015 include fees of $83,700 related to services performed in connection with our follow-on public offering, including comfort letters, consents, and review of documents filed with the SEC.

Audit-Related Fees

The aggregate fees billed by EKS&H LLLP for audit-related services during the fiscal year ended December 31, 2016 and 2015 were approximately $0 and $78,000, respectively.  Audit-related fees incurred during 2015 relate to audits performed in conjunction with the acquisition of 32 franchised units.

Tax Fees

The aggregate fees billed by EKS&H LLLP for tax compliance, tax advice and tax planning services provided to us during the fiscal years ended December 31, 2016 and 2015 were approximately $0 and $5,000, respectively.

All Other Fees

EKS&H LLLP did not provide any other services to us during the fiscal year ended December 31, 2016 or December 31, 2015.

In accordance with policies adopted by the Audit Committee of our Board of Directors, all audit and non-audit related services to be performed for us by our independent public accountants must be approved in advance by the Committee.

Ratification of the appointment of EKS&H LLLP as our independent registered public accounting firm will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If our stockholders do not ratify the appointment of EKS&H LLLP, our Board of Directors may reconsider their appointment.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

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Item 3

VOTE TO APPROVE INCREASE IN AVAILABLE SHARES UNDER THE AMENDED AND RESTATED 2014 INCENTIVE STOCK PLAN

Stockholders are being asked to consider and approve a proposal to increase the number of shares available for grants under the Amended and Restated 2014 Incentive Stock Plan (the “Amended Stock Plan”). The increase in the number of shares, if approved, will permit the Company to continue making equity-based incentive awards to its employees, directors, consultants and advisors in a manner intended to properly incentivize such individuals by aligning their interest with the interests of the Company’s stockholders. When the Amended Stock Plan was approved, the Company had reserved 1,513,000 shares for issuance of awards. As of the April 17, 2017 record date for the 2017 Annual Meeting, approximately 448,253 shares remained available for future grants of awards under the Amended Stock Plan. The proposal, if approved, would increase the number of shares available for future grants under the Existing Plan by 1,087,000 shares, for a total of 2,600,000 authorized shares.

The Company is not currently contemplating any specific grants under the Amended Stock Plan, although we anticipate that the annual grants of restricted stock awards to directors (which are currently anticipated to be similar to the annual grants for fiscal 2016 described under “Election of Directors – Director Compensation”) will be made.

The principal purpose of the proposed increase in the number of shares under the Amended Stock Plan is to facilitate our continued ability to grant awards to key employees, directors and consultants of the Company in order to incentivize employees to remain employed by the Company, recognize and reward them for their efforts on the Company’s behalf and motivate them to contribute to the Company’s attainment of its performance objectives. Our ability to make equity-based awards helps us attract, retain and motivate key employees and directors as well as foster long-term value creation.

The Company’s Board of Directors has approved the increase in the number of shares under the Amended Stock Plan and, if the increase is approved by stockholders at the 2017 Annual Meeting, it will become immediately effective as of the date of the 2017 Annual Meeting. If stockholders do not approve the increase, the Amended Stock Plan will continue as currently in effect, but there may not be sufficient shares remaining in the Amended Stock Plan to make all of the additional grants that the Company considers advisable.

 The below discussion is only a summary and does not contain all the information about the Amended Stock Plan that may be important to you. It is qualified in its entirety by the full text of the Amended Stock Plan, as set forth in Appendix A hereto, which reflects the proposed increase in available shares under the Amended Stock Plan for illustrative purposes.

Summary of Principal Terms of Amended Stock Plan

Types of Awards

The Amended Stock Plan provides for the grant of stock options, SARs (either alone or in tandem with stock options), shares of restricted stock, and restricted stock units (“RSUs”) (all of these types of grants collectively, “awards”). Stock options may be of two types: (i) incentive stock options (“ISOs”) intended to satisfy the requirements of section 422 of the Internal Revenue Code and (ii) nonstatutory stock options (i.e., options that do not qualify for special treatment under the Internal Revenue Code) (“NSOs”).

Eligibility

The Amended Stock Plan authorizes awards to be made to full-time and part-time employees of ours (or of subsidiaries of ours), to our directors and to individuals serving as consultants, with the exception that ISOs be granted only to our employees.

Number of Shares

The maximum number of shares of common stock for which awards may be granted under the Amended Stock Plan is 1,513,000 shares. If the proposed amendment is approved by our stockholders, this number will be increased to 2,600,000 shares.

In determining the shares available for awards under the plan, the shares for which stock options and SARs are granted count against this maximum on a 1-for-1 basis, and the shares for which restricted stock and RSU awards are granted count against this maximum on a 2-for-1 basis (so that each share for which a restricted stock or RSU award is granted reduces by two shares the available number of shares for which awards may be granted).

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If a stock option or SAR lapses or expires unexercised or if a restricted stock or RSU award lapses, the number of shares in respect of which the stock option or SAR lapsed or expired, or twice the number of shares in respect of which the restricted stock or RSU award lapsed, is added back to the available number of shares for which awards may be granted under the plan.

Individual Limit on Awards

No person eligible for an award under the Amended Stock Plan may receive an award in any calendar year for more than 150,000 shares in the case of stock options and SARs and 150,000 shares in the case of shares of restricted stock and RSUs.

Term of the Amended Stock Plan

Our Amended Stock Plan has a 10-year term which began on May 15, 2014 and will automatically terminate in 2024, unless we terminate it sooner.

Administration

The Amended Stock Plan is administered by a committee of our Board of Directors (the “Committee”). The Committee is required to consist of two or more directors, all of whom are (i) “non-employee” directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934, (ii) “independent directors” under the applicable listing standards of The NASDAQ Capital Market, and (iii) “outside directors” under §162(m) of the Internal Revenue Code. Unless the Board designates a different committee, the Compensation Committee of the Board will serve as the Committee (as long as all of the members of the Compensation Committee qualify).

Subject to the terms of the Amended Stock Plan, the Committee has the authority to select the eligible persons to whom awards are to be granted and to determine the time, type, number of shares, vesting, restrictions, limitations and other terms and conditions of each award.

Performance Goals

The Committee may condition the vesting of any award under the plan on the attainment of one or more performance goals relating to the Company as a whole or to a division or subsidiary. Performance goals may differ among employees and from award to award. The performance goals that the Committee specifies may relate to: earnings per share; earnings before interest, taxes, depreciation and amortization; revenues; income from operations; return on invested capital; return on assets; internal rate of return; return on stockholders’ equity; and total return to stockholders.

Options and SARs

Award of Options and SARs

The Amended Stock Plan permits the award of options to purchase shares of our common stock and the award of SARs. An SAR entitles the holder to receive the appreciation in value over a specified period of the number of shares of our common stock for which the SAR is awarded. The holder of the SAR receives in settlement of the SAR an amount (either in cash or shares of our stock, or a combination of the two) equal to the excess of the fair market value of a share of our stock on the date of exercise of the SAR over the base price of the SAR, multiplied by the SAR’s number of shares.

Exercise Price

The Committee determines the exercise price of each option or SAR granted under the Amended Stock Plan, but the exercise price per share may not be less than the closing price of a share of our common stock on the date of grant.

Term

The Committee determines the term of each option or SAR at the time of the grant, which may not exceed 10 years.

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Vesting

The Committee specifies the time or times when each option or SAR becomes vested (i.e., exercisable).  Vesting may be based on the holder’s continued service or on the satisfaction of specified performance goals or other conditions.  The Committee may accelerate the vesting of an option or SAR at any time.

Any unvested portion of an option or SAR held by an employee expires on termination of employment, except if termination is due to death, in which case the option or SAR becomes fully vested.

Exercisability

Once vested, an option or SAR remains exercisable for its term, subject to early expiration in certain circumstances.  A terminated recipient may exercise the vested portion of his or her option or SAR for the period of time stated in the award agreement. Generally, the option or SAR will remain exercisable for 90 days following termination, except if termination is due to death, in which case the option or SAR remains exercisable for 1 year following termination. In no event, however, may any option or SAR be exercised later than the expiration of its term.

In general, any stock options or SARs that the Committee grants to employees vest in four annual installments of 25% of the option shares or SARs on each anniversary of the option grant date.

Manner of Exercise

The holder of an option may exercise the vested portion of the option by giving written notice to the Committee, specifying the number of shares of common stock for which the option is being exercised and tendering payment of the exercise price. The exercise price is payable in cash or, if permitted by the Committee, either in the underlying award agreement or at the time of exercise, by (i) delivering shares of our stock having a fair market value equal to the exercise price, (ii) directing us to withhold, from the shares otherwise issuable upon exercise of the option, shares of stock having a fair market value equal to the exercise price, (iii) an open-market broker-assisted sale pursuant to which we receive a portion of the sales proceeds equal to the exercise price, or (iv) any combination of these methods or any other method that the Committee authorizes.

No Repricing

Options and SARs may not be repriced unless the repricing is approved by our stockholders.

Special Limitations on ISOs

To the extent that the aggregate fair market value of the underlying shares of all ISOs that become exercisable by an individual for the first time in any calendar year exceeds $100,000, the options will be treated as NSOs.

Transferability

No option or SAR may be transferred, assigned or pledged, except at death in accordance with the decedent’s will or the applicable laws of intestacy, or as provided in the underlying award agreement or as the Committee otherwise permits, or if (i) the transferee is a revocable trust that the employee established for estate planning reasons (in respect of which the employee is treated as the owner for federal income tax purposes) or (ii) the transferee is the spouse of the employee or a child, step-child, grandchild, parent, sibling or child of a sibling of the employee (each an eligible transferee), a custodian for an eligible transferee under any Uniform Transfers to Minors Act or Uniform Gifts to Minors Act or a trust for the primary benefit of one or more eligible transferees.

Award to Outside Directors

While our Amended Stock Plan provides for the automatic grant, on the election or re-election of each non-employee director to our board of directors, of a nonstatutory stock option for 10,000 shares, our Board adopted a policy on March 1, 2016 which discontinues this option grant.  The policy instead provides for a grant to each non-employee director, upon his or her election or re-election as a director, of a number of shares of restricted stock equal to $40,000, divided by the closing price of our stock on his or her election or re-election date. This restricted stock vests on the first anniversary of the grant.

Restricted Stock and RSUs

Award of Restricted Shares and RSUs

Our Amended Stock Plan permits the award of restricted shares and RSUs. An award of restricted shares is an award of shares of our common stock, subject to vesting requirements, restrictions on transfer and other terms and conditions as the Committee determines. An RSU award entitles the holder to receive a payment (either in cash or shares of our stock, or a combination of the two) equal to the value of a share of our common stock at the time of payment multiplied by the number of shares subject to the award.

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Vesting

The Committee specifies the time or times when the restricted shares or RSUs become vested (i.e., no longer subject to forfeiture). Vesting may be based on continued service or on the satisfaction of specified performance goals or other conditions. The Committee may accelerate the vesting of the restricted shares or RSUs at any time.

Any unvested portion of an award of restricted shares or RSUs to an employee expires on termination of employment, except if termination is due to death, in which case the restricted shares or RSUs become fully vested.

Transferability of Awards

Unless otherwise determined by the Committee, unvested restricted shares and RSU awards generally may not be transferred. After vesting, restricted shares may still remain subject to restrictions on transfer under applicable securities laws and any restrictions imposed by the award agreement.

Adjustments Upon Change in Control

Our Amended Stock Plan provides that in the event of a change in control as defined in the plan, all outstanding unvested stock options, SARs and RSU awards will immediately vest and become exercisable and all restrictions on the shares underlying restricted stock awards will lapse.

Amendment and Termination of the Amended Stock Plan

Our Board of Directors has the authority to amend, suspend or terminate the Amended Stock Plan provided it does not impair the rights of the holder of any outstanding award. Any amendment to the Amended Stock Plan that would materially increase the number of shares of our common stock for which awards may be granted requires the approval of our stockholders.

U.S. Federal Income Tax Consequences

Stock Options

The U.S. federal income tax treatment of ISOs and NSOs is significantly different.

The grant of an ISO or NSO will not result in any federal income tax consequences to the holder of the option or to us.

The exercise of an ISO will not result in any regular income tax to the holder of the option or any income tax consequences to us. The exercise of an ISO, however, may affect the holder's alternative minimum tax liability. Unless the shares acquired upon exercise of the ISO are disposed of in the same year, the holder's alternative minimum taxable income will be increased in an amount equal to the excess of (i) the fair market on the date of exercise of the shares acquired over (ii) the exercise price of the ISO.

The exercise of a NSO will result in ordinary income to the holder in an amount equal to the excess of (i) the fair market value on the date of exercise of the shares acquired over (ii) the exercise price of the NSO. We will be entitled to an income tax deduction in the same amount. If, however, payment of the exercise price of the NSO is made by delivering shares of our common stock that the holder already owns, a number of new shares equal to the number of shares delivered in payment of the exercise price will be considered to have been received in a tax-free exchange, and the holder’s basis and holding period for those new shares will be equal to holder’s basis and holding period for the shares delivered in payment. The holder will realize ordinary income equal to the fair market value on the date of exercise of the balance of the new shares received upon exercise of the NSO, and the holder’s basis in those new shares will be equal to the ordinary income realized and his or her holding period in respect of those shares will begin on the date of exercise of the NSO. In either situation, we will be entitled to an income tax deduction corresponding to the holder’s ordinary income.

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Gain on the sale of shares acquired upon the exercise of an ISO is measured by the excess of (i) the amount realized on the sale of the shares over (ii) the exercise price of the ISO. If the shares acquired upon the exercise of an ISO are not sold either within one year from the date of exercise or two years from the grant date of the ISO, the holder's gain on the sale of the shares will be treated as long-term capital gain. If the shares are sold within either of these periods, a portion of the holder's gain will be treated as ordinary income and the balance, if any, will be treated as short-term or long-term capital gain (depending upon whether the shares were held for more than one year). The portion treated as ordinary income is equal to the excess of (i) the lesser of (a) the fair market value on the date of exercise of the shares sold or (b) the amount realized on the sale of the shares, over (ii) the exercise price of the ISO. We will be entitled to an income tax deduction in the year of sale in an amount equal to the portion of the holder's gain treated as ordinary income.

Gain on the sale of shares acquired upon exercise of a NSO is measured by the excess of (i) the amount realized on the sale of the shares over (ii) the holder's adjusted basis in those shares. The holder's adjusted basis is the sum of (i) the exercise price of the NSO and (ii) the ordinary income realized upon the exercise of the NSO. The holder's gain on the sale of the shares will be treated as long-term or short-term capital gain (depending upon whether the shares were held for more than one year).

The holder of a SAR will not recognize taxable income when the SAR is granted. Upon exercise of the SAR, the amount paid in settlement, whether in cash or shares of our common stock, will be taxed as ordinary income to the holder. We will be entitled to a corresponding income tax deduction.

In the case of a tandem SAR, the tax consequences upon exercise of the SAR will be the same if the holder elects to surrender the related stock option. If the holder instead elects to exercise the tandem stock option and the SAR is automatically cancelled, the cancellation of the SAR will not be taxable to the holder.

Restricted Stock Awards

An award of shares of restricted stock is not generally a taxable event. The holder of an award of restricted shares will realize ordinary income each year in which the award vests in an amount equal to the fair market value at the time of vesting of the shares that vest. We will be entitled to a corresponding income tax deduction. The holder’s basis in those shares will be the amount of his or her ordinary income, and any gain or loss recognized on a subsequent sale of those shares will be treated as short-term or long-term capital gain (depending upon whether the shares were held for more than one year).

RSUs

An award of RSUs units is not generally a taxable event. The holder of a RSU award will realize ordinary income each year in which units vest in an amount equal to the amount paid in settlement of the vested units, whether paid in cash or shares of our common stock. We will be entitled to a corresponding income tax deduction. The holder’s basis in any shares paid in settlement will be the amount of his or her ordinary income, and any gain or loss recognized on a subsequent sale of those shares will be treated as short-term or long-term capital gain (depending upon whether the shares were held for more than one year).

The Board of Directors recommends that stockholders vote “FOR” approval of an amendment to the Company’s Amended and Restated 2014 Incentive Stock Plan to increase the number of shares reserved for issuance under the Plan by 1,087,000 shares.

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GENERAL INFORMATION

Why did I receive this proxy statement and other materials?

The Board of Directors of The Joint Corp. is soliciting proxies to vote shares of our stock at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 2, 2017 at 10:00 a.m. Mountain Standard Time at our executive offices located at 16767 N. Perimeter Drive, Suite 240, Scottsdale, Arizona 85260.

This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2016), were first made available to stockholders on April 28, 2017. Although both are made available together, our annual report to stockholders is not part of this proxy statement.

What will stockholders vote on at the Annual Meeting?

Stockholders will vote on the following matters at the Annual Meeting:

•	the election to the Board of the 7 nominees for director named in this proxy statement (Item 1),
•	ratification of the appointment of EKS&H LLLP as our independent registered public accounting firm for 2017 (Item 2),
•	approval of an amendment to the Company’s Amended and Restated 2014 Incentive Stock Plan to increase the number of shares reserved for issuance under the Plan by 1,087,000 shares (Item 3), and
•	any other matter that properly comes before the meeting.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	FOR each of the 7 nominees for election to the Board (Item 1), and
•	FOR ratification of the appointment of EKS&H LLLP as our independent registered public accounting firm for 2017 (Item 2).
•	FOR approval of an amendment to the Company’s Amended and Restated 2014 Incentive Stock Plan to increase the number of shares reserved for issuance under the Plan by 1,087,000 shares (Item 3).

Who may vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 17, 2017 are entitled to vote at the Annual Meeting. Each outstanding share of common stock as of the record date is entitled to one vote on all matters that come before the meeting. There is no cumulative voting.

As of the record date of April 17, 2017, there were 13,080,019 shares of our common stock outstanding.

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What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

If your shares are registered directly in your name with our stock registrar and transfer agent, Continental Stock Transfer and Trust Company, you are considered the stockholder of record for those shares and have the right to vote those shares directly. You may vote in person at the Annual Meeting or by proxy.

If your shares are held in an account at a brokerage firm, bank or other nominee (for convenient reference, a “broker”), you are considered the beneficial owner of those shares, which are said to be held in “street name,” and the broker is considered the stockholder of record for voting purposes. As the beneficial owner, you cannot vote the shares in your account directly, but you have the right to instruct the broker how to vote them.

As a beneficial owner, you are invited to attend the Annual Meeting, but because you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a valid proxy from your broker.

If I am a stockholder of record, how do I vote?

You may vote by proxy by completing and signing the proxy card included in the materials and returning it in the postage-paid envelope provided (which must be received before those voting facilities are closed at 7:00 p.m. Eastern Daylight Time on June 1, 2017) or you may vote in person at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I instruct my broker how to vote?

If you are a beneficial owner of our stock, you may instruct your broker how to vote by following the instructions in the notice provided to you by your broker.

What happens if I am a stockholder of record and sign and return the proxy card but do not make any voting choices?

The proxy holders (the persons named as proxies) will vote your shares in accordance with the Board’s voting recommendations for Items 1, 2, and 3. See “What are the Board’s voting recommendations?” above.

We do not expect that any other matters will properly come before the Annual Meeting. If, however, any other matters do come before the meeting, the proxy holders will vote your shares in accordance with their judgment.

What happens if I am a beneficial owner of shares held in street name and do not give voting instructions to my broker?

Under the stock exchange and other rules governing brokers who are voting shares held in street name, brokers have authority to vote those shares at their discretion on routine matters but may not vote those shares on non-routine matters.

A “broker non-vote” occurs when your broker returns a proxy card for your shares held in street name but does not vote on a particular matter because (i) the broker has not received voting instructions from you and (ii) the broker does not have authority to vote on the matter without instructions because the matter is of a non-routine nature.

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Which items to be voted on at the Annual Meeting are “routine” and which are “non-routine”?

The ratification of the appointment of our independent registered public accounting firm (Item 2) is considered a routine matter under the relevant rules. The election to the Board of the 7 nominees for director (Item 1) and approval of an increase in the shares available under the Company’s Amended and Restated 2014 Incentive Stock Plan (Item 3) are considered non-routine matters.

What is the quorum required for the Annual Meeting?

Holders of a majority of our outstanding shares entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting.

If you are a stockholder of record and vote your shares by proxy, your shares will be counted for purposes of determining whether a quorum is present even if your voting choice is to abstain. Similarly, if you are a beneficial owner of shares held in street name and do not give voting instructions to your broker, your shares will be counted for purposes of determining whether a quorum is present if your broker votes your shares on any routine matter.

What are my choices in voting on the matters to be voted on at the Annual Meeting?

On Item 1 (the election of directors), you may vote “For” or “Against” each individual nominee or “Abstain” from voting on the nominee’s election.

On Item 2 (ratification of the appointment of our independent registered public accounting firm), you may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.

On Item 3 (approval of an increase in the shares available under the Company’s Amended and Restated 2014 Incentive Stock Plan), you may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.

What are the voting requirements to approve the matters to be voted on at the Annual Meeting?

•

Item 1 (election of directors): Each nominee for election as a director must receive more “For” votes than “Against” votes in order to be elected as a director. Abstentions and broker non-votes will not have any effect on the voting.

•

Item 2 (ratification of the appointment of our independent registered public accounting firm): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Brokers will have discretionary authority to vote Item 2, and therefore where will not be any broker non-votes on this matter.

•

Item 3 (approval of an amendment to the Company’s Amended and Restated 2014 Incentive Stock Plan to increase the number of shares reserved for issuance under the Plan by 1,087,000 shares): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Broker non-votes will not have any effect on the voting.

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Can I change my vote after I have voted?

If you are a stockholder of record, you may change your vote by returning a new, properly completed proxy card bearing a later date than the date of your original proxy card (before those voting facilities are closed at 7:00 p.m. Eastern Daylight Time on June 1, 2017).

In addition, you may revoke your proxy by attending the Annual Meeting in person and requesting to vote. Attendance at the meeting in person will not, by itself, revoke your proxy. You may also revoke your proxy any time before the final vote at the Annual Meeting by filing a signed notice of revocation with the Secretary of the Company at 16767 N. Perimeter Drive, Suite 240, Scottsdale, AZ 85260.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions to your broker as indicated in the notice provided to you by your broker.

How can I find out the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and reported in a current report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. Some of our officers and employees may solicit proxies by personal conversations, telephone, regular mail or email, but they will not receive any additional compensation for doing so. We will reimburse brokers and others for their reasonable charges and expenses in forwarding our proxy materials to stockholders who are beneficial owners of shares of our stock.

How can I attend the Annual Meeting?

We encourage our stockholders to attend the Annual Meeting. The Annual Meeting will be held on Friday, June 2, 2017 at 10:00 a.m. Mountain Standard Time, at 16767 N. Perimeter Drive, Suite 240, Scottsdale, Arizona 85260. If you need directions to the meeting, please call Investor Relations at (480) 245-5960.

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ANNUAL REPORT

We will provide a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2016 without charge to each stockholder as of the record date who sends a written request to Investor Relations, The Joint Corp., 16767 N. Perimeter Drive, Suite 240, Scottsdale, Arizona 85260. Copies of this proxy statement and our Form 10-K as filed with the Securities and Exchange Commission are available in pdf format on our website, www.thejoint.com. Copies of this proxy statement and our Form 10-K also may be accessed directly from the SEC’s website, www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are The Joint Corp. stockholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to The Joint Corp., Attention: Investor Relations, 16767 N. Perimeter Drive, Suite 240, Scottsdale, AZ, 85260, and one will be promptly provided. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

As of the date of this proxy statement, management is unaware of any matter for action by stockholders at the meeting other than those described in the accompanying notice. The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the annual meeting, or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at our 2018 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us by December 29, 2017. In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2018 Annual Meeting of Stockholders must submit the proposal to us no earlier than February 2, 2018 and no later than March 4, 2018.

Stockholder proposals for inclusion in our proxy statement must comply with the rules of the Securities and Exchange Commission in order to be included. Stockholder proposals should be sent to Investor Relations, The Joint Corp., 16767 N. Perimeter Drive, Suite 240, Scottsdale, Arizona 85260.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the Securities and Exchange Commission. On the basis of a review of copies of these reports, we believe that, except as set forth below, all filing requirements for 2016 were satisfied in a timely manner.

Name of Filer and Affiliation	Late Reports (Transactions)
David M. Orwasher, Former Chief Development and Strategy Officer	1 Form 4 (1 transaction)
John P. Meloun, Chief Financial Officer	1 Form 4 (1 transaction)
James H. Amos, Jr., Director	1 Form 4 (1 transaction)

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Appendix A

The Joint Corp. Amended and Restated 2014 Incentive Stock Plan

Article 1
Purpose

The purpose of this plan is to recognize and reward participants for their efforts on the Company’s behalf, to motivate participants by appropriate incentives to contribute to the Company’s attainment of its performance objectives, and to align participants’ interests with those of the Company’s other stockholders through compensation based on the performance of the Company’s common stock.

Article 2
Definitions

Annual Option is defined in Article 7.

Award means an Option, SAR Award, Restricted Stock Award or RSU Award under the Plan.

Award Agreement means a written or electronic agreement between the Company and a Participant incorporating the terms of an Award to the Participant.

Board means the Company’s Board of Directors.

Change of Control is defined in Article 8. The terms “continuing Director,” “appointed Director” and “elected Director” are also defined in Article 8.

Code means the Internal Revenue Code of 1986, as amended.

common stock means the Company’s common stock, par value $.001 per share.

Committee is defined in Paragraph 3.1. Unless the Board designates a different committee, the Compensation Committee of the Board shall serve as the Committee (as long as all of the members of the Compensation Committee qualify under Paragraph 3.1).

Company means The Joint Corp., a Delaware corporation.

Consultant means any individual who provides bona fide consulting or advisory services to the Company or a Subsidiary.

Director means a director of the Company.

Eligible Person means, in respect of all types of Awards except ISOs, any Employee, Director or Consultant and, in respect of ISOs, any Employee.

Employee means a full-time or part-time employee of the Company or a Subsidiary.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Expiration Date means the last day on which an Option or SAR may be exercised.

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Fair Market Value means, for a given day, the value of a share of common stock determined as follows:

       If the common stock is listed on The NASDAQ Stock Market, its Fair Market Value will be the last reported sales price of a share of common stock as quoted on such exchange on the day in question (or on the most recent trading day if the day in question is not a trading day);
     For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s common stock; or
  In the absence of an established market for the common stock, the Fair Market Value will be determined in good faith by the Administrator.

Grant Date means, in respect of an Award, the date that the Committee grants the Award or any later date that the Committee specifies as the effective date of the Award.

ISO means an incentive stock option described in §422 of the Code.

NSO means a nonstatutory stock option (i.e., any stock option other than an ISO).

Option means an award pursuant to Article 5 or Article 7 of an option to purchase shares of common stock. In the case of an award pursuant to Article 5, the Committee shall designate at the time of grant whether an Option is an ISO or a NSO.

Outside Director means a Director who is not an Employee.

Participant means an Eligible Person who holds an Award under the Plan.

Performance Goals means one or more of the following objective performance goals for the Company, a division or a Subsidiary, measured over a 12-month or longer period and specified either in absolute terms or in percentage terms relative to a target, base period, index or peer group:

•	earnings per share
•	earnings before interest, taxes, depreciation and amortization
•	revenues
•	income from operations
•	return on invested capital
•	return on assets
•	internal rate of return
•	return on stockholders’ equity
•	total return to stockholders

Plan means this plan, as it may be amended. The name of this Plan is the “The Joint Corp. Amended and Restated 2014 Incentive Stock Plan.”

Registration Date means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to the Company’s shares.

Restricted Shares means shares of common stock subject to a risk of forfeiture or other restrictions that will lapse if and when specified service requirements, Performance Goals or other conditions are satisfied.

Restricted Stock Award means an award of Restricted Shares pursuant to Article 6.

Restricted Stock Unit means a contractual right to receive one share of common stock in the future if and when specified service requirements, Performance Goals or other conditions are satisfied.

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RSU Award means an award of Restricted Stock Units pursuant to Article 6.

SAR, or stock appreciation right, means a contractual right to receive a payment representing the excess of the Fair Market Value of a share of common stock on the date that the right is exercised over the exercise price per share of the right.

SAR Award means an award of a Stand-Alone SAR or Tandem SAR pursuant to Article 5.

Stand-Alone SAR means an SAR that is not related to an Option.

share means a share of the Company’s common stock.

Subsidiary means a “subsidiary corporation” as defined in §424(f) of the Code.

Tandem SAR means an SAR that is related to an Option.

Termination means, in respect of an Employee, his or her termination of service to the Company or a Subsidiary. An employee’s (i) transferring employment from the Company to a Subsidiary or from a Subsidiary to the Company or to another Subsidiary or (ii) leaving service as an Employee but continuing service as a Consultant or Director shall not be considered a termination of service. Termination means, in respect of a Director, his or her termination of service on the Board of the Company. A Director’s leaving the Board but continuing in service to the Company as an Employee or Consultant shall not be considered a termination of service. Termination means, in respect of a Consultant, his or her termination of service as a Consultant.

Termination Date means the date on which an Employee, Director or Consultant, as the case may be, incurs a Termination.

Article 3
Administration

3.1    Committee

The Board shall designate a committee of the Board (the “Committee”) to administer the Plan except in respect of Directors, for whom the full Board shall administer the Plan. The Committee shall consist of two or more Directors both or all of whom shall be (i) “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, (ii) “independent directors” under the applicable listing standards of The NASDAQ Global Market and (iii) “outside directors” under §162(m) of the Code.

3.2    Authority

Subject to the terms of the Plan, the Committee shall have the authority to select the Eligible Persons to whom Awards are to be granted and to determine the time, type, number of shares, vesting, restrictions, limitations and other terms and conditions of each Award.

Awards under the Plan need not be uniform in respect of different Eligible Persons, whether or not similarly situated. The Committee may consider such factors as it deems relevant in selecting Eligible Persons for Awards and in determining their Awards.

The Committee may condition the vesting of any Award on the attainment of one or more Performance Goals. Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall specify the applicable Performance Goal or Goals in the underlying Award Agreement (but in no event later than the latest permissible date to enable the Award to qualify as performance-based compensation under §162(m) of the Code). The Committee’s evaluation of a Performance Goal’s attainment may be adjusted to exclude any extraordinary events and transactions as described in Accounting Principles Board Opinion No. 30, but in all other respects, the measurement of Performance Goals shall be determined in accordance with the Company’s financial statements and U.S. generally accepted accounting principles.

The Committee may interpret the Plan, adopt, revise and rescind policies and procedures to administer the Plan, and make all factual and other determinations required for Plan’s administration.

The Committee’s determinations, interpretations and other actions shall be final and binding. No member of the Committee shall be liable for any action of the Committee in good faith.

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3.3    Procedures

The members of the Committee shall elect a chairman, and the Committee shall meet as necessary at the call of the chairman or any two members of the Committee. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee at a meeting at which a quorum is present shall be taken by majority vote.

A member of the Committee may participate in any meeting of the Committee by a conference telephone call or other means that enable all persons participating in the meeting to hear one another, and participation in this manner shall constitute his or her presence in person at the meeting. The Committee also may act by the unanimous written consent of its members.

Article 4
Plan Operation

4.1    Effective Date

This Plan shall become effective if and when approved by the Company’s stockholders.

4.2    Term

This Plan shall have a term of 10 years, expiring on the tenth anniversary of its approval by the Company’s stockholders (but remaining in effect, however, for outstanding Awards). No Award may be granted under the Plan after its expiration.

4.3    Maximum Number of Shares

The maximum total number of shares of common stock for which Awards may be granted under this Plan is 2,600,000 shares. This maximum shall be subject to the capitalization adjustments under Section 4.6.

The shares for which Options and SARs are granted shall count against this limit on a 1-for-1 basis, and the shares for which Restricted Stock Awards and RSU Awards are granted shall count against this limit on a 2-for-1 basis (so that each share for which a Restricted Stock Award or RSU Award is granted reduces by two shares the available number of shares for which Awards may be granted).

The shares for which Awards may be granted shall be shares currently authorized but unissued or shares that the Company currently holds or subsequently acquires as treasury shares, including shares purchased in the open market or in private transactions.

4.4    Shares Available for Awards

The determination of the number of shares of common stock available for Awards under the Plan shall take into account the following:

(a)    If an Option lapses or expires unexercised, the number of shares in respect of which the Option lapsed or expired shall be added back to the available number of shares for which Awards may be granted.

(b)    If a Restricted Stock Award or RSU Award lapses or is forfeited, twice the number of shares in respect of which the Award lapsed or was forfeited shall be added back to the available number of shares for which Awards may be granted.

(c)    If a SAR Award or RSU Award is settled in cash, the number of shares in respect of which the Award was settled in cash shall not be added back to the available number of shares for which Awards may be granted.

(d)    If the exercise price of an Option is paid by delivery of shares of common stock pursuant to Section 5.8, the number of shares issued upon exercise of the Option, without netting the shares delivered in payment of the exercise price, shall be taken into account in determining the available number of shares for which Awards may be granted.

4.5    Individual Limit on Awards

In any calendar year, the maximum number of shares for which Awards may be granted to any Eligible Person shall not exceed 150,000 shares in the case of Options and SARS and 150,000 shares in the case of Restricted Stock and RSU Awards, in each case taking into account all similar types of grants and awards under other stock option and equity compensation plans of the Company. These maximums shall be subject to the capitalization adjustments under Section 4.6.

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4.6    Capitalization Adjustments

In the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split, recapitalization, reorganization or the like, the Committee may, and in the case of a reverse stock split, the Committee shall, equitably adjust the following in order to prevent a dilution or enlargement of the benefits or potential benefits intended to be provided under the Plan: (i) the number of shares for which Awards may be granted under the Plan, (ii) the maximum number of shares for which Awards may be granted to any Eligible Person in a calendar year, (iii) the aggregate number of shares in respect of each outstanding Award and (iv) the exercise price of each outstanding Option and SAR. The Committee may also make any other equitable adjustments that the Committee considers appropriate. Except in the case of a reverse stock split, adjustments shall be made in the Committee’s discretion, and its decisions shall be final and binding.

Article 5
Stock Options and SARs

5.1    Grant

The Committee may grant an Option or SAR to any Eligible Person. Subject to the terms of this Plan, the Committee shall determine the restrictions, limitations and other terms and conditions of each Option and SAR Award.

The Committee shall designate each Option as either an ISO or NSO, and shall designate each SAR Award as either a Stand-Alone SAR or a Tandem SAR. A Tandem SAR may not be granted later than the time that its related Option is granted.

5.2    Exercise Price

The Committee shall determine the exercise price of each Option and SAR. The exercise price per share may not be less than the Fair Market Value on the Grant Date of the Option or SAR.

Except for capitalization adjustments under Section 4.6 or as approved by the Company’s stockholders, the exercise price per share of any outstanding Option or SAR may not be reduced, and the Option or SAR may not be surrendered to the Company for cash or as consideration for the grant of a new Option or SAR with a lower exercise price per share.

5.3    Vesting and Term

The Committee shall determine the time or times at which each Option and Stand-Alone SAR becomes vested. Vesting may be based on continuous service or on the attainment of Performance Goals or other conditions specified in the Award Agreement. A Tandem SAR shall vest if and to the extent that its related Option vests, and shall expire or be canceled when its related Option expires or is canceled. No Option or SAR may have an Expiration Date more than 10 years from its Grant Date.  The Committee, in its discretion, at any time may accelerate the vesting of an Option or SAR or extend its Expiration Date (subject to the foregoing maximum 10-year term).

5.4    Termination of Employment or Service as a Director

Unless otherwise specified in the underlying Award Agreement, in the case of an Option or SAR held by an Employee or Director who incurs a Termination:

(a)    if and to the extent that the Option or SAR is unvested as of the Employee’s or Director’s Termination Date, the Option or SAR shall lapse on the Termination Date unless the Termination is incurred by reason of his or her death, in which case the Option or SAR shall become fully vested as of the Employee’s or Director’s Termination Date; and

(b)    subject to subsection (c) in the case of an Option granted to a Director under Article 7, if and to the extent that the Option or SAR is (or becomes) vested as of the Employee’s or Director’s Termination Date, the Option or SAR shall expire (i) on the earlier of 90 days after the Termination Date or the Expiration Date of the Option or SAR, or (ii) if the Termination is incurred by reason of his or her death, on the earlier of the first anniversary of the Employee’s or Director’s death or the Expiration Date of the Option or SAR.

(c)    in the case of an Option granted to a Director under Article 7, if and to the extent that the Option is (or becomes) vested as of the Director’s Termination Date, the Option shall expire on its Expiration Date.

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5.5    Transferability

No Option or SAR may be transferred, assigned or pledged, whether by operation of law or otherwise, except (i) as provided in the underlying Award Agreement or as the Committee otherwise permits, or (ii) as provided by will or the applicable laws of intestacy or (iii) if:

(a)    the transferee is a revocable trust that the employee established for estate planning reasons (in respect of which the employee is treated as the owner for federal income tax purposes); or

(b)    the transferee is (i) the spouse of the employee or a child, step-child, grandchild, parent, sibling or child of a sibling of the employee (each an “eligible transferee”), (ii) a custodian for an eligible transferee under any Uniform Transfers to Minors Act or Uniform Gifts to Minors Act or (iii) a trust for the primary benefit of one or more eligible transferees.

Transfers described in the preceding clause (b) shall be subject to any restrictions and requirements that the Committee considers appropriate (for example, the transferee’s written agreement to be bound by the terms of the Plan and the underlying Award Agreement).

No Option or SAR shall be subject to execution, attachment or similar process.

5.6    Additional ISO Rules

To the extent that the aggregate fair market value (determined in respect of each ISO on the basis of the Fair Market Value of a share of common stock on the ISO’s Grant Date) of the underlying shares of all ISOs that become exercisable by an individual for the first time in any calendar year exceeds $100,000, the Options shall be treated as NSOs. This limitation shall be applied by taking ISOs into account in the order in which they were granted.

In the case of an ISO granted to an Employee who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any Subsidiary), the exercise price per share may not be less than 110% of the Fair Market Value on the Grant Date and the ISO may not have an Expiration Date more than five years from the Grant Date.

The Award Agreement underlying an Option that the Committee designates as an ISO may contain any additional terms, beyond those of this Plan, that the Committee considers necessary or desirable to include to assure that the Option complies with the requirements of §422 of the Code.

5.7    Manner of Exercise

A vested Option or SAR may be exercised in full or only partially (but in the case of a partial exercise, only in respect of a whole number of shares) by (i) written notice to the Committee or its designee stating the number of shares in respect of which the Option or SAR is being exercised and, in the case of an Option, (ii) full payment of the exercise price of those shares.

5.8    Payment of Exercise Price

Payment of the exercise price of an Option shall be made by check or, if permitted by the Committee (either in the underlying Award Agreement or at the time of exercise), by: (i) delivery of shares of common stock having a Fair Market Value on the date of exercise equal to the exercise price; (ii) directing the Company to withhold, from the shares otherwise issuable upon exercise of the Option, shares having a Fair Market Value on the date of exercise equal to the exercise price; (iii) by an open-market broker-assisted sale pursuant to which the Company is promptly delivered the portion of the sales proceeds necessary to pay the exercise price; (iv) any combination of these methods of payment; or (v) any other method of payment that the Committee authorizes.

5.9    Tandem SARs

A Tandem SAR shall entitle the Participant to elect to exercise either the SAR or the related Option as to all or any portion of the shares subject to the SAR and Option. The exercise of a Tandem SAR shall cause the immediate and automatic cancellation of its related Option with respect to the same number of shares, and the exercise, expiration or cancellation of the related Option (other than by reason of the exercise of the Tandem SAR) shall cause the automatic and immediate cancellation of the Tandem SAR with respect to the same number of shares.

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5.10    Settlement of SARs

Settlement of a SAR may be made, in the Committee’s discretion, in shares of common stock or in cash, or in a combination of the two, subject to applicable tax withholding requirements. Any cash payment in settlement of a SAR shall be made on the basis of the Fair Market Value of a share of common stock on the date that the SAR is exercised.

Article 6
Restricted Stock
and Restricted Stock Units

6.1    Grant

The Committee may issue Restricted Shares or grant Restricted Stock Units to any Eligible Person. Subject to the terms of this Plan, the Committee shall determine the restrictions, limitations and other terms and conditions of each Restricted Stock Award and RSU Award.

6.2    Vesting

The Committee shall determine the time or times at which each Restricted Stock Award or RSU Award becomes vested. Vesting may be based on continuous service or on the attainment of specified Performance Goals or other conditions specified in the Award Agreement.

Each Restricted Stock Award and RSU Award held by an Employee or a Director shall become fully vested as of his or her Termination Date if the Termination is incurred by reason of his or her death.

6.3    Transferability

Prior to the vesting of a Restricted Stock Award, the Restricted Shares subject to the Award may not be transferred, assigned or pledged (except as provided in the Award Agreement or as the Committee permits) and shall not be subject to execution, attachment or similar process. After vesting, the shares may still remain subject to restrictions on transfer under applicable securities laws and any restrictions imposed by the Award Agreement. If the Restricted Shares are issued in certificated form, the Committee may require each certificate representing Restricted Shares to bear a legend making appropriate reference to the restrictions on the shares, and may also require that the certificate, together with a stock power duly endorsed in blank by the Participant, remain in the Company’s physical custody or in escrow with a third party until all restrictions have lapsed.

6.4    Rights as Stockholder

Subject to the terms of the Plan and as provided in the underlying Award Agreement, a Participant may have some or all of the rights of a stockholder in respect of unvested Restricted Shares subject to a Restricted Stock Award, including the right to vote the shares and to receive dividends and other distributions in respect of the shares. A Participant shall have all of the rights of a stockholder when Restricted Shares become vested. The Committee may provide in the Award Agreement for the payment of dividends and distributions to the Participant when dividends are paid to stockholders generally or at the time of vesting or distribution of the Restricted Shares.

A Participant shall not have any rights as a stockholder in respect of the shares of common stock subject to a RSU Award until those shares have been issued and delivered to the Participant pursuant to the terms of the Award.

6.5    Settlement of RSU Award

Settlement of a RSU Award may be made, in the Committee’s discretion, in shares of common stock or in cash, or in a combination of the two, subject to applicable tax withholding requirements. Any cash payment in settlement of a RSU Award shall be made on the basis of the Fair Market Value of a share of common stock on the date that the shares subject to the Award become issuable to the Participant.

6.6    Deferrals

The Committee may (but shall not be required to) permit a Participant to elect to defer the delivery of shares upon the vesting or settlement of a Restricted Stock Award or RSU Award. Any such election shall be for a deferral period and in a manner and on terms that the Committee approves and that comply with the requirements of §409A of the Code.

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Article 7
Automatic Option Grants

to Outside Directors

7.1    Grant

All grants of Options to Outside Directors pursuant to this Article will be automatic and nondiscretionary, except as otherwise provided herein, made in accordance with the provisions in this Article, and otherwise subject to the terms and conditions of the Plan.

7.2    Type of Option

All Options granted pursuant to this Article will be Nonstatutory Stock Options.

7.3    Annual Option

Each Outside Director automatically will be granted an Option to purchase 10,000 Shares (an “Annual Option”) upon his or her election or re-election as a Director.

7.4    Terms

The terms of each Option granted pursuant to this Article will be as follows:

i.        The term of the Option will be ten (10) years.

ii.       The exercise price per share will be 100% of its Fair Market Value on the Grant Date.

iii.      The Option will vest in full on the first anniversary of its Grant Date (or on the Director’s death if the Director incurs a Termination by reason of his or her death prior to the first anniversary of the Grant Date) and is exercisable as to any (but only in respect of a whole number) or all Shares at any time after vesting until its Expiration Date.

Article 8
Change of Control

Upon a Change of Control, all outstanding Awards shall become fully vested and exercisable, and all restrictions on the shares underlying Restricted Stock Awards shall lapse.

A “Change of Control” means an event or the last of a series of related events by which:

(a)    any Person directly or indirectly acquires or otherwise becomes entitled to vote stock having 51% or more of the voting power in elections for Directors; or

(b)    during any 24-month period, a majority of the members of the Board ceases to consist of Qualifying Directors.  A Director shall be considered a “Qualifying Director” if he or she falls into any one of the following five categories:

  (1)    a Director at the beginning of the period (“continuing Directors”); or

(2)    a Director elected to office after the start of the period by the Board with the approval of two-thirds of the incumbent continuing Directors (an “appointed Director”); or

(3)    a Director elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board with the approval of two-thirds of the incumbent continuing and appointed Directors (an “elected Director”); or

(4)    a Director elected to office after the start of the period by the Board with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

(5)    a Director elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board  with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

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(c)    the Company merges or consolidates with another corporation, and holders of outstanding shares of the Company’s common stock immediately prior to the merger or consolidation do not own stock in the survivor of the merger or consolidation having more than 51% of the voting power in elections for Directors; or

(d)    the Company sells all or a substantial portion of the consolidated assets of the Company and its Subsidiaries, and the Company does not own stock in the purchaser having more than 51% of the voting power in elections for Directors.

As used in this definition, a “Person” means any “person” as that term is used in sections 13(d) and 14(d) of the Exchange Act, together with all of that person’s “affiliates” and “associates” as those terms are defined in Rule 12b-2 under the Exchange Act.

Article 9
Miscellaneous Provisions

9.1    Award Agreement

Each Award under the Plan shall be evidenced by an Award Agreement which shall be subject to and incorporate the terms of the Plan.

9.2    Tax Withholding

The Company may withhold an amount sufficient to satisfy its withholding tax obligations, if any, in connection with any Award under the Plan, and the Company may defer making any payment or delivery of shares pursuant to the Award unless and until the Participant indemnifies the Company to its satisfaction in respect of its withholding obligation.

9.3    Amendment and Termination

The Board may amend, suspend or terminate the Plan at any time. The Company’s stockholders shall be required to approve any amendment that would (i) materially increase the number of shares of common stock for which Awards may be granted, (ii) increase the number of shares of common stock for which ISOs may be granted (other than an amendment authorized under Section 4.6), (iii) permit any action that would be treated as a repricing of Awards under applicable stock exchange rules or (iv) otherwise require stockholder approval under any applicable laws, regulations or stock exchange rules. If the Plan is terminated, the Plan shall remain in effect for Awards outstanding as of its termination. No amendment, suspension or termination of the Plan shall adversely affect the rights of the holder of any outstanding Award without his or her consent.

9.4    Foreign Jurisdictions

The Committee may adopt, amend and terminate a supplement to the Plan to permit Employees in another country to receive Awards under the supplement (on terms not inconsistent with the terms of Awards under the Plan) in compliance with that country’s securities, tax and other laws.

9.5    No Right To Employment

Nothing in this Plan or in any Award Agreement shall give any person the right to continue in the employ of the Company or any Subsidiary or limit the right of the Company or Subsidiary to terminate his or her employment.

9.6    Notices

Notices required or permitted under this Plan shall be considered to have been duly given if sent by certified or registered mail addressed to the Committee at the Company’s principal office or to any other person at his or her address as it appears on the Company’s payroll or other records.

9.7    Severability

If any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions, and the Plan shall be construed and administered as if the illegal or invalid provision had not been included.

9.8    Governing Law

This Plan and all Award Agreements shall be governed in accordance with the laws of the State of Delaware.

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